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Pricing Supplement No. 6 Dated March 26, 1998                     Rule 424(b)(2)
                                                               File No. 33-55953

(To Prospectus dated May 24, 1995 and
Prospectus Supplement dated June 27, 1995)

                          AVCO FINANCIAL SERVICES, INC.

                           MEDIUM-TERM NOTES, SERIES G
                                 (FLOATING RATE)

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
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Trade Date: March 26, 1998                           Initial Interest Rate: LIBOR-Telerate (+3 Basis Points) on March 27, 1998

Original Issue Date: March 31, 1998       Base Rate:    [ ] CD Rate               [ ] Commercial Paper Rate
Principal Amount: $100,000,000                          [ ] Federal Funds Rate    [ ] Prime Rate
Issue Price: See Below                                  [ ] LIBOR-Reuters         [X] LIBOR-Telerate
Maturity Date:  March 31, 2000                          [ ] Treasury Rate         [ ] Other (see attached)
Form: [X] Book-Entry  [ ] Certificated    Interest Reset Period:                  [ ] Daily       [ ] Weekly          [ ] Monthly
                                                                                  [X] Quarterly   [ ] Semi-Annually   [ ] Annually

Interest Reset Dates: March 31, June 30, Sept. 30 and December 31 of each year (or next succeeding Business Day)

Interest Payment Period: Quarterly

Interest Payment Dates: March 31, June 30, Sept. 30 and December 31 of each year (or next succeeding Business Day)

Index Maturity: 3 Month
Spread (+/--): +3 Basis Points
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A
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Redemption:                                Repayment:
   [X]  The Notes cannot be redeemed                    [X]  The Notes cannot be repaid
        prior to maturity                                    prior to maturity

   [ ]  The Notes may be redeemed                       [ ]  The Notes may be repaid prior to maturity
        prior to maturity                                    at the option of the holder of the Note

       REDEMPTION                    REDEMPTION                   REPAYMENT                   REPAYMENT
         DATE(S)                      PRICE(S)                     DATE(S)                    PRICE(S)
      -----------                    ----------                   ---------                   ---------

Original Issue Discount Note:   [ ] Yes        [X]  No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:
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Agent: [X] BancAmerica Robertson Stephens               [X] Deutsche Morgan Grenfell Inc.

Agent acting in the capacity as indicated below:

             [ ]     Agent                              [X]  Principal

If as principal:

             [ ]     The Notes are being offered at varying prices related to prevailing market prices at the time of resale

             [X]     The Notes are being offered at a fixed initial public offering price of 100% of principal amount

Other Provisions: Pursuant to separate agreements, each of the above named Agents has severally agreed to purchase $50,000,000 principal amount of the Notes at 99.85% of the principal amount. The purchase by each such Agent is not conditioned upon the purchase by any other Agent. In the ordinary course of their businesses, affiliates of BancAmerica Robertson Stephens and
     Deutsche Morgan Grenfell Inc. have engaged, and may in the future engage, in commercial banking transactions with the Company and its affiliates.

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